Exhibit 23.1

To the Board of Directors and Shareholders of Nukkleus, Inc.

We consent to the inclusion in the Form S-1 Registration Statement of Nukkleus, Inc. of our report dated May 8, 2025, relating to our audit of the consolidated balance sheet of Nukkleus, Inc. as of December 31, 2024 and September 30, 2024, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the periods then ended, and the related notes.

June 3rd, 2026.

We served as the Company’s auditor since 2023 until 2025.

Los Angeles, California

PCAOB ID Number 6580